Exhibit 99.1

Cray/Media:	Investors:
Steve Conway	John Snyder
651/592-7441	206/262-0291
sttico@aol.com	john@snyderir.com
CRAY INC. ANNOUNCES SECOND QUARTER 2005 FINANCIAL RESULTS
Cray Separately Announces Peter J. Ungaro as New Chief Executive Officer
SEATTLE, WA — August 8, 2005 — Global supercomputer leader Cray Inc. (Nasdaq NM: CRAY) today announced financial results for the second quarter ended June 30, 2005. The company reported total revenue of $53.4 million compared to revenue of $21.7 million in the same period last year, representing the first $50 million revenue quarter since 2003. A substantial portion of the revenue in the second quarter of 2005 was from acceptances of four Cray X1E™ systems, three of which were international orders.
Net loss for the second quarter 2005 was ($23.8 million) or ($.27) per share. Included in the second quarter 2005 net loss was a charge of approximately $7.8 million related to additional anticipated completion costs for the Red Storm project, $2.3 million in obsolete and scrap inventory, $1.8 million for amortization of deferred stock compensation expenses and $1.9 million for restructuring expenses. Depreciation and amortization expense was $5.4 million during the second quarter of 2005.
In addition, inventory at customer locations grew by over $21 million, representing systems that have been delivered but for which acceptance testing is not yet complete. The company currently has approximately $58.8 million in inventory at customer sites pending acceptances, up from $37.3 million in the first quarter of this year.
“While we had a solid revenue quarter, some of our largest and most complex installations have been delayed in getting into full production,” commented Peter Ungaro, newly appointed CEO. “We will not recognize the revenue on these systems until we receive customer acceptances, which should happen over the next several months. We have focused our development and customer support teams on accelerating these acceptances and continue to sharpen our business, product and marketing strategies to reduce costs and return to profitability.”
Cost reduction efforts include measures to reduce operating expenses, a nearly ten percent reduction in the workforce and temporary salary and benefits reduction for Cray employees. The anticipated benefit of the workforce reductions will be approximately $5.5 million annually, with additional salary and benefit reductions of approximately $2.5 million in the second half of 2005. Cray is exploring other ways to further reduce net expenses and the company is also focusing its resources on fewer research and development initiatives.

“In the second quarter we strengthened our management team with the addition of Brian Henry as Executive Vice President and Chief Financial Officer and Peg Williams as Senior Vice President responsible for all of our engineering efforts. We also retained new auditors, Peterson Sullivan PLLC, we resolved our Nasdaq listing issues, and we continue to work on our Sarbanes-Oxley controls,” said Ungaro.
New product bookings during the second quarter were well below both first quarter bookings as well as second quarter revenues. Bookings were adversely affected by seasonal funding cycles. While product backlog decreased from first quarter 2005, the total product backlog remains substantial.
The overall gross margin for the second quarter was 9 percent, down from 21 percent in the second quarter of 2004. Product margins in the second quarter were negative 3 percent and were adversely impacted by $7.8 million in additional anticipated completion costs for the Red Storm project, $2.3 million of obsolete and scrap inventory and $0.4 million of amortization of core technology. Adjusting for all of these changes, product gross margin would have been approximately 24 percent. Service margins were unusually strong at 43 percent in the second quarter of 2005 due to higher professional service revenues.
Cray completed the second quarter with $8.5 million in cash and short-term investments, down from $43.1 million in the first quarter of 2005. As noted previously, cash balances fluctuate significantly within a quarter as well as from quarter to quarter. Cray’s cash position has been adversely affected primarily by operating losses and increased inventory shipped and waiting for customer acceptances. Additionally, the company negotiated a new credit facility with Wells Fargo Foothill in May 2005. As of today, Cray has not drawn upon its new credit facility.
Separately today, the Cray board of directors announced the appointment of Peter Ungaro as Chief Executive Officer, the appointment of Stephen C. Kiely as non-executive chairman of the board, and the retirement of Jim Rottsolk as Chairman and CEO.
Other Recent Highlights
•	The Swiss National Supercomputing Centre announced an order for a Cray XT3™ system. When it begins operations later this year, it will become one of Europe’s most powerful supercomputers.

•	The Japan Advanced Institute of Science and Technology announced an order for a Cray XT3 system that will be used in the development of new algorithms for massively parallel computers, large-scale simulations and visualization in nanotechnology and biomechanics, and computational science.

•	During the quarter, the company expanded the reseller channel for the Cray XD1™ system by five business partners, bringing the total number to 15 across 14 countries.

•	Cray received Cray XD1 system orders from Aston University in England, CD-adapco, the Desert Research Institute, Software Cradle and the Alfred Wegener Institute in Germany.

•	The company signed a $17 million co-funded development agreement with the U.S. government to work on next-generation supercomputer technologies.

•	Spain’s National Institute of Meteorology upgraded its Cray X1™ supercomputer to a Cray X1E™ system and began operational weather forecasting on this system.

•	The U.S. Army Space and Missile Defense Command ordered an upgrade to its Cray X1E system and a new Cray XD1 system.

•	Oak Ridge National Laboratory posted industry leading HPC Challenge performance results for its Cray XT3 system running on 5,200 processors (http://icl.cs.utk.edu/hpcc/index.html).

•	The Cray XD1 system demonstrated industry leading performance on LS-DYNA engineering software used for automotive safety analysis from Livermore Software Technology Corporation (www.topcrunch.org).
Outlook
Cray anticipates that the second half 2005 revenue will be higher than the first half. This outlook assumes the company secures key outstanding customer acceptances as expected. Timing of acceptances is difficult to predict and therefore third and fourth quarter results may vary greatly, though fourth quarter results are likely to be better than third quarter results. The best case scenario would have 2005 total annual revenue of about $220 million. This assumes 100 percent of all possible large system acceptances are achieved and also assumes a modest amount of new second half orders are accepted by year end. One key acceptance delayed beyond year end could impact 2005 revenue by up to $15 million.
Additionally, the company expects a decline in operating expenses, benefiting from the cost control measures it has put in place. Despite cost reduction efforts, the company expects to report a loss for the second half of the year.
Depending upon the timing of acceptances and resulting cash receipts, the company currently anticipates a modest improvement in its cash position at the end of the third quarter. A wide range of net cash positions are possible at the end of the year, from net borrowing to levels much higher than the balance at June 30, 2005.
About Cray Inc.
As the global leader in high performance computing (HPC), Cray provides innovative supercomputing systems that enable scientists and engineers in government, industry and academia to meet both existing and future computational challenges. Building on years of experience in designing, developing, marketing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of HPC systems that deliver unrivaled sustained performance on a wide range of applications. Go to www.cray.com for more information.

Safe Harbor Statement
This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution plans to differ materially from those anticipated by the statements above. These include liquidity challenges and risks, the technical challenges of developing high performance computing systems, fluctuating quarterly operating results, lower margins and earnings due to significant pricing pressure and new product introduction expenses, government support and timing of supercomputer system purchases, the successful porting of application programs to Cray computer systems, reliance on third-party suppliers, Cray’s ability to compete against larger, more established companies and innovative competitors, Cray’s ability to keep up with rapid technological change, litigation expense and possible adverse results, and general economic and market conditions. For a discussion of these and other risks, see “Factors That Could Affect Future Results” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.
Conference Call Information
Cray will host a conference call today, August 8, at 2:00 p.m. Pacific Time. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-800-218-0713. International callers should dial 303-262-2191. To listen to the live audio webcast, go to the Investors section of the Cray website at http://investors.cray.com or to www.streetevents.com. If you are unable to attend the live conference call, an audio webcast replay will be available in the investors section of the Cray website for 365 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-405-2236 and entering access code 11035710#. International callers can listen to the replay by dialing 303-590-3000, access code 11035710#. The conference call replay will be available for 48 hours, beginning at 5:00 p.m. Pacific Time on August 8, 2005.
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Cray is a registered trademark, and Cray XT3, Cray XD1, Cray X1 and Cray X1E are trademarks, of Cray Inc. All other trademarks are the property of their respective owners.
(tables to follow)

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2005	2004	2005
REVENUE:
Product	$9,539	$40,201	$37,907	$66,511
Service	12,171	13,218	25,938	24,542

Total revenue	21,710	53,419	63,845	91,053

OPERATING EXPENSES:
Cost of product revenue	9,282	41,210	29,037	67,562
Cost of service revenue	7,784	7,531	16,365	15,106
Research and development	12,393	13,427	21,426	26,459
Sales and marketing	8,584	7,574	16,230	14,173
General and administrative	4,507	4,607	7,389	8,874
Restructuring and severance charges	—	1,947	—	1,732
In-process research and development charge	43,400	—	43,400	—

Total operating expenses	85,950	76,296	133,847	133,906

Loss from operations	(64,240)	(22,877)	(70,002)	(42,853)

OTHER INCOME (EXPENSE), NET	184	153	(202)	(349)

INTEREST INCOME (EXPENSE), NET	25	(767)	168	(1,204)

Loss before income taxes	(64,031)	(23,491)	(70,036)	(44,406)

PROVISION (BENEFIT) FOR INCOME TAXES	(9,527)	305	(11,689)	425

Net loss	$(54,504)	$(23,796)	$(58,347)	$(44,831)

Basic and diluted net loss per share:	$(0.64)	$(0.27)	$(0.74)	$(0.51)

Shares used in computation of basic and diluted net loss per share:	85,824	88,392	79,359	88,253

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except sharedata)
(unaudited)

	December 31,	June 30,
	2004	2005
ASSETS
Current assets:
Cash and cash equivalents	$41,732	$8,528
Restricted cash	11,437	—
Short-term investments, available for sale	34,253	—
Accounts receivable, net of allowance of $1,439 and $1,344, respectively	33,185	51,160
Inventory	71,521	106,576
Prepaid expenses and other current assets	5,225	7,987

Total current assets	197,353	174,251

Property and equipment, net	36,875	37,769
Service spares, net	3,590	3,951
Goodwill	55,644	54,579
Intangible assets, net	6,197	5,362
Other non-current assets	9,130	10,103

TOTAL	$308,789	$286,015

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,875	$38,507
Accrued payroll and related expenses	14,970	13,176
Other accrued liabilities	8,214	13,639
Deferred revenue	54,246	53,510

Total current liabilities	101,305	118,832

Deferred tax liability	1,662	1,309
Other non-current liabilities	522	1,874
Convertible notes payable	80,000	80,000
Commitments and contingencies

Shareholders’ equity:
Common stock, par $.01 - Authorized, 150,000,000 shares; issued and outstanding, 87,348,641 and 88,076,380 shares, respectively	413,911	416,231
Exchangeable shares, no par value, unlimited shares authorized; issued and outstanding, 570,963 and 500,116 shares, respectively	4,173	3,655
Deferred compensation	(4,220)	(1,034)
Accumulated other comprehensive income	4,560	3,103
Accumulated deficit	(293,124)	(337,955)

	125,300	84,000

TOTAL	$308,789	$286,015